EXHIBIT 99.1

BBSI Reports Strong Second Quarter 2025 Financial Results

- Revenues and Gross Billings up 10% to $307.7 Million and $2.23 Billion -

- Announces New $100 Million Stock Repurchase Program -

VANCOUVER, Washington, August 6, 2025 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Financial Summary vs. Year-Ago Quarter

•
Revenues up 10% to $307.7 million.
•
Gross billings up 10% to $2.23 billion.
•
Average worksite employees (“WSEs”) up 8%.
•
Net income of $18.5 million, or $0.70 per diluted share, compared to net income of $16.7 million, or $0.62 per diluted share.

“BBSI sustained its positive momentum, delivering another strong quarter of net new client growth,” said Gary Kramer, President and CEO of BBSI. “This controllable growth, combined with continued strong client retention and sustained momentum in BBSI Benefits, demonstrates the strength of our model and the value we deliver to our clients. While existing-customer hiring was modest in the quarter, reflecting a more cautious macroeconomic environment, our ability to drive growth through client additions highlights the resilience of our business and the demand for our differentiated service offering. We remain focused on execution and are confident in our ability to deliver long-term, sustainable growth.”

Second Quarter 2025 Financial Results

Revenues in the second quarter of 2025 increased 10% to $307.7 million compared to $279.7 million in the second quarter of 2024.

Total gross billings in the second quarter of 2025 increased 10% to $2.23 billion compared to $2.03 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in professional employer (“PEO”) services, primarily resulting from increased WSEs from net new clients, as well as modest client hiring and higher average billings per WSE per day.

Workers’ compensation expense as a percent of gross billings was 2.1% in the second quarter of 2025 and benefited from lower workers’ compensation costs, including favorable prior year liability and premium adjustments of $8.8 million. This compares to 2.5% in the second quarter of 2024, which included favorable prior year liability and premium adjustments of $8.9 million.

Net income for the second quarter of 2025 was $18.5 million, or $0.70 per diluted share, compared to net income of $16.7 million, or $0.62 per diluted share, in the year-ago quarter.

Liquidity

As of June 30, 2025, unrestricted cash and investments were $90.4 million compared to $99.1 million as of March 31, 2025. BBSI remained debt free at quarter end.

Capital Allocation

Continuing under the Company’s stock repurchase program established in July 2023, BBSI repurchased $8.0 million of stock in the second quarter, comprising 197,200 shares at an average price of $40.80.

On August 4, 2025, the Board of Directors authorized the repurchase of up to $100 million of the Company’s common stock over a two-year period beginning August 4th. The new repurchase program replaces the program approved in July 2023.

The Company paid $2.0 million of dividends in the quarter, and BBSI’s board of directors confirmed its next regular quarterly cash dividend at $0.08 per share. The cash dividend will be paid on September 5, 2025, to all stockholders of record as of August 22, 2025.

Through a combination of stock repurchases and dividends, year-to-date capital returned to shareholders totaled more than $21 million.

Outlook

BBSI expects the following for 2025:

•
Gross billings growth of 9% to 10% (previously 7% to 9%).
•
Growth in the average number of WSEs of 6% to 8% (previously 4% to 6%).
•
Gross margin as a percent of gross billings of 2.9% to 3.05% (previously 2.85% to 3.10%).
•
Effective annual tax rate to remain at 26% to 27%.

Conference Call

BBSI will conduct a conference call on Wednesday, August 6, 2025, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the second quarter ended June 30, 2025.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, August 6, 2025
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-800-717-1738
International dial-in number: 1-646-307-1865
Conference ID: 94609

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through September 6, 2025.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 1194609

Key Performance Metrics

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as important performance metrics in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and six months ended June 30, 2025 and 2024.

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Gross billings	$2,234,472	$2,029,036	$4,323,141	$3,936,584
PEO and staffing wages	$1,939,966	$1,764,182	$3,749,434	$3,420,626

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
PEO and staffing wages	86.8%	86.9%	86.7%	86.9%
Payroll taxes and benefits	7.8%	7.3%	8.3%	7.9%
Workers' compensation	2.1%	2.5%	2.3%	2.5%
Gross margin	3.3%	3.3%	2.7%	2.7%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended June 30,
	2025	Year-over-year % Growth	2024	Year-over-year % Growth
Average WSEs	138,969	8.0%	128,734	3.7%
Ending WSEs	140,671	8.2%	130,046	2.1%

	(Unaudited)
	Six Months Ended June 30,
	2025	Year-over-year % Growth	2024	Year-over-year % Growth
Average WSEs	135,714	7.8%	125,892	3.4%
Ending WSEs	140,671	8.2%	130,046	2.1%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The company works with more than 8,100 PEO clients in all 50 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include: economic conditions in the Company’s service areas and the potential effects of changing governmental policies, including those related to immigration and tariffs; natural disasters; the effects of inflation on our operating expenses and those of our clients; the availability of certain fully insured medical and other health and welfare benefits to qualifying worksite employees; the effect of changes in the Company’s mix of services on gross margin; the Company’s ability to attract and retain clients and to achieve revenue growth; the availability of financing or other sources of capital; the Company’s relationship with its primary bank lender; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; PEO client benefits costs, particularly with regard to health insurance benefits; litigation costs; security breaches or failures in the Company’s information technology systems; the collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying value of deferred income tax assets and goodwill; the outcome of tax audits; the effect of changing interest rates and conditions in the global capital markets on the Company’s investment portfolio; and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2024 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$26,348	$55,367
Investments	64,097	66,492
Trade accounts receivable, net	264,175	234,533
Income taxes receivable	—	2,662
Prepaid expenses and other	25,769	18,698
Restricted cash and investments	91,042	97,690
Total current assets	471,431	475,442
Property, equipment and software, net	61,695	56,781
Operating lease right-of-use assets	24,343	20,329
Restricted cash and investments	99,701	134,454
Goodwill	47,820	47,820
Other assets	6,076	6,205
Deferred income taxes	2,562	4,477
Total assets	$713,628	$745,508
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,933	$6,787
Accrued payroll and related benefits	239,444	215,648
Payroll taxes payable	41,026	49,685
Income taxes payable	324	—
Current operating lease liabilities	6,682	6,231
Current premium payable	39,805	31,134
Other accrued liabilities	11,066	10,330
Workers' compensation claims liabilities	35,368	39,081
Total current liabilities	378,648	358,896
Long-term workers' compensation claims liabilities	78,534	89,365
Long-term premium payable	—	49,840
Long-term operating lease liabilities	18,828	15,215
Customer deposits and other long-term liabilities	11,801	10,788
Stockholders' equity	225,817	221,404
Total liabilities and stockholders' equity	$713,628	$745,508

Barrett Business Services, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2025	2024	2025	2024
Revenues:
Professional employer services	$290,170	$259,887	$565,096	$506,076
Staffing services	17,487	19,764	35,127	39,357
Total revenues	307,657	279,651	600,223	545,433
Cost of revenues:
Direct payroll costs	13,165	14,693	26,471	29,410
Payroll taxes and benefits	173,277	148,810	360,283	310,705
Workers' compensation	47,956	48,251	97,586	97,854
Total cost of revenues	234,398	211,754	484,340	437,969
Gross margin	73,259	67,897	115,883	107,464
Selling, general and administrative expenses	48,188	45,577	93,026	87,991
Depreciation and amortization	2,038	1,912	3,996	3,764
Income from operations	23,033	20,408	18,861	15,709
Other income (expense):
Investment income, net	2,300	3,069	4,920	6,343
Interest expense	(44)	(44)	(88)	(88)
Other, net	41	27	99	93
Other income, net	2,297	3,052	4,931	6,348
Income before income taxes	25,330	23,460	23,792	22,057
Provision for income taxes	6,876	6,759	6,359	5,492
Net income	$18,454	$16,701	$17,433	$16,565
Basic income per common share	$0.72	$0.64	$0.68	$0.63
Weighted average number of basic common shares outstanding	25,592	26,067	25,700	26,174
Diluted income per common share	$0.70	$0.62	$0.66	$0.62
Weighted average number of diluted common shares outstanding	26,215	26,765	26,309	26,794

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com